UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2005

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota		55305

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.

     On February 15, 2005, the Board of Directors of Lakes Entertainment, Inc. (the “Company”) approved modifications to the compensation program for the Company’s non-employee directors. Under the modified program, non-employee directors will receive cash compensation of $50,000 per year and $1,000 for each meeting of the Board or a committee that they attend. The Chair of the Audit Committee will receive an additional annual fee of $10,000 per year.

     The Lakes Entertainment, Inc. 1998 Director Stock Option Plan continues to provide that each non-employee director who was in office at the time of our inception, and each subsequent non-employee director at the time of his or her initial election to the Board of Directors, receives a non-qualified stock option to purchase up to 24,000 shares of Lakes common stock at an option exercise price equal to the fair market value of the shares on the grant date. In addition to the initial option grants, non-employee directors may be granted, at the discretion of the Board of Directors, additional options to purchase our common stock. On February 15, 2005, the Board granted options to purchase 10,000 shares to each of the four non-employee directors. Each option has an exercise price of $18.16, equal to the fair market value of our common stock on the date of grant, has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the grant date. Directors who are also our employees or employees of our subsidiaries receive no options for their services as directors.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: February 22, 2005	By:	/s/Timothy J. Cope
		Name:	Timothy J. Cope
		Title:	President and Chief Financial Officer